Filed Pursuant to Rule 424(b)(3)

Registration No. 333-298813

SUPPLEMENT NO. 1 TO

PROSPECTUS OF GENERAL FUSION GROUP LTD.

This prospectus supplement amends and supplements the prospectus dated October 6, 2026, as supplemented or amended from time to time (the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration Statement No. 333-298813). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in our Report on Form 6-K, which was filed with the Securities and Exchange Commission (the “SEC”) on October 6, 2026 (the “Form 6-K”). Accordingly, we have attached the Form 6-K this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Subordinate Voting Shares and Public Warrants are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “GFUZ” and “GFUZW,” respectively. On October 7, 2026, the last reported sales prices of the Subordinate Voting Shares and the Public Warrants on Nasdaq were $7.60 and $1.40, respectively.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 15 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

None of the Securities and Exchange Commission, any state securities commission or the securities commission or regulatory authority of any Canadian province or territory has approved or disapproved of the securities offered by this prospectus supplement or the Prospectus or determined if the Prospectus or this prospectus supplement is accurate or adequate. Any representation to the contrary is a criminal offense.

This Supplement No. 1 is dated October 8, 2026.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

Pursuant to Rule 13a-16 or 15d-16 Under the

Securities Exchange Act of 1934

For the month of October 2026

General Fusion Group Ltd.

(Name of registrant)

Not Applicable

(Translation of registrant’s name into English)

6020 Russ Baker Way

Richmond, BC V7B 1B4

Canada

(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒ Form 40-F ☐

On October 8, 2026, General Fusion Group Ltd. issued the press releases attached hereto as Exhibits 99.1 and 99.2 announcing a temperature milestone achieved by its Lawson Machine 26 demonstration.

EXHIBIT INDEX

Exhibit	Description
99.1	Press Release dated October 8, 2026
99.2	Press Release dated October 8, 2026

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

General Fusion Group Ltd.

Date: October 8, 2026	By:	/s/ Robert Crystal
	Name:	Robert Crystal
	Title:	Senior Vice President, Finance